Exhibit 10.1

AMENDMENT NO. 2 TO THE KENNAMETAL INC.

2006 EXECUTIVE RETIREMENT PLAN

WHEREAS, Kennametal Inc. (the “Company”) sponsors and maintains the KENNAMETAL INC. 2006 EXECUTIVE RETIREMENT PLAN, as amended December 30, 2008, and as further amended via Amendment No. 1 on January 27, 2015 (the “Plan”) (Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Plan);

WHEREAS, in accordance with Section 7.6 of the Plan, the Company reserves the right to amend the Plan; and

WHEREAS, with respect to funding of the Accrued Benefits under the Plan, the Company desires to amend the Plan to provide for the mandatory setting aside of Company assets in the event of a Change in Control.

NOW, THEREFORE, the undersigned authorized officer of the Company, hereby adopts the following amendments to the Plan:

1.           Amendment.  Section 4.1 of the Plan is hereby amended by adding to the end thereof a new Section 4.1(c) to provide as follows:

“(c)      In the event of any threatened or actual Change in Control (as defined in Section 1.2) of the Company, assets shall be contributed to a “rabbi trust” (within the meaning of Rev. Proc. 92-64) established by the Corporation. The amount of such assets to be contributed shall be equal to the value of the Accrued Benefit of all Participants, determined immediately prior to the date on which the assets are contributed to such trust. Any such trust shall be established as a grantor trust, of which the Corporation is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986 (the “IRC”). Notwithstanding the foregoing provisions of this Section 4.1(c) or any provision of the Plan to the contrary: (i) no assets shall be set aside in the deferred compensation trust or any other trust if the provisions of such trust restrict the assets of the trust in a manner that would result in a transfer of property as provided under IRC Section 409A(b)(2) (relating to the employer’s financial health) or IRC Section 409A(b)(3) (relating to the funding status of the employer’s defined benefit plans); and (ii) no contribution to any such trust may be made during any “restricted period” within the meaning of IRC Section 409A(b)(3).”

2.           Plan Continuing in Full Force and Effect; No Other Modification.  Except as expressly amended by this Amendment, the Plan shall continue in full force and effect. This Amendment shall not be interpreted or construed to limit in any manner the Corporation’s ability to make additional amendments to the Plan to the extent provided under the terms of the Plan.

IN WITNESS WHEREOF, the Company’s duly authorized officer has executed this Amendment this 18th day of June       , 2015 (the “Effective Date”).

Kennametal Inc.

By:	/s/ Kevin G. Nowe
Kevin G. Nowe
Vice President, Secretary and General Counsel